Exhibit 10.21

Long-Term Cash Award
Agreement 2010

Employee Name:        Thomas F. Prisby

The above named employee was awarded a long- term cash bonus of $43,485 on February 11, 2010.

Vesting and Payment
The long-term cash bonus award will become vested in accordance with the following vesting schedule:

33% on May 1, 2012
33% on May 1, 2013
34% on May 1, 2014

The long-term cash bonus will be paid on the date on which the bonus, or a portion thereof, becomes vested in accordance with the above vesting schedule, except as provided otherwise in this paragraph.  In the event the employee’s employment is terminated for any reason other than Death, Disability, or Retirement prior to vesting, the bonus will be forfeited.  In the event of a termination due to Death, Disability, or Retirement, the non-vested portion of the bonus will become vested as of the date of termination.  In the event of a Change in Control, the non-vested portion of the bonus will become vested and be paid on the date the Change in Control occurs.  The terms “Disability,” “Retirement,” and “Change in Control” will have the same definition used in the CFS Bancorp, Inc. 2008 Omnibus Equity Incentive Plan.

This document is not a contract or commitment for employment.

             CFS BANCORP, INC.

Authorized By:                       /s/ Daryl D. Pomranke
             Daryl D. Pomranke – President and COO

Recipient’s Signature:             /s/ Thomas F. Prisby
             Thomas F. Prisby

Signature Witnessed by:         /s/ Monica F. Sullivan
             Monica F. Sullivan – Corporate Secretary